Exhibit 99.2

Extreme Networks

Fiscal Second Quarter 2008 Revenue Results Conference Call

January 24, 2008 5:00 p.m. EST

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Extreme Networks 2008 second quarter conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder this conference is being recorded Thursday, January 24, 2008. This afternoon Extreme Networks issued a press release announcing the Company’s financial results for the second quarter 2008. A copy of this release is available on the Company’s website at www.extremenetworks.com. This call is being broadcast live over the Internet and will be posted on the Extreme Networks website for replay shortly after the conclusion of the call.

The company has asked me to remind you that this conference call contains forward-looking statements that involve risks and uncertainties, including statements regarding the company’s expectations as to products, trends and our performance. There can be no assurances that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. For factors that may affect the business and financial results please refer to the company’s filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Risk Factors,” which is on file with the Securities and Exchange Commission at www.sec.gov. The company undertakes no obligation to update the forward-looking information in this conference call.

Throughout this conference call the Company will reference both GAAP and non-GAAP financial results. The Company has provided a reconciliation table of GAAP to non-GAAP information in the tables that accompany the press and on its website. Please go to the Investor Relations section of the Company’s website at www.extremenetworks.com. In addition, all announced results are preliminary and may be subject to change when the review of the fiscal quarter is concluded and/or a Form 10-Q is filed.

I will now turn the call over to Mark Canepa, President and CEO of Extreme Networks. Please go ahead, sir.

Mark Canepa:	Thank you, Eric. Hello, everyone, and welcome to the call. As you can probably hear, I am home right now doing a bit of a battle with the flu, so rather than subject you to my coughing and sneezing here, I am for this time turn over the call to Karen, our CFO; and to Paul Hooper, our Chief Marketing Officer. Paul is going to read the script that I had prepared for this call. Karen will go through her script, and then Paul and Karen will entertain your questions. As you can well imagine, I will be very glad to set up any follow-up calls and any one-on-ones with you as soon as I am back in the office.

So with that, I am going to turn the call over to Paul. Paul, go ahead.

Paul Hooper:	Thanks, Mark, and we wish you a speedy recovery. Thank you, all, for joining us today. I will discuss some of the highlights of the quarter, point out the areas where we continue to make progress, and describe how we are positioning Extreme for continued long-term success. Then I will turn the call over to Karen for details on this quarter’s financials.

The majority of metrics demonstrate that this was again a solid quarter, particularly as it comes on the heels of solid performance a quarter ago. Top line revenue was both up sequentially and year-over-year to the highest it’s been in eight quarters. Yet again the strength came from product sales, which increased 9% over Q2 ‘07 and 4% sequentially.

In FY ‘07 we established a revenue baseline from which we would begin to grow. We have now shown that we have been able to deliver sustainable year-over-year growth over multiple quarters. This quarter shows further improvement with continued top line revenue growth and continued improvement in EPS. This continued performance is due to a number of factors. The networking industry in general and the Ethernet segment in particular continued to show strong growth. We have positioned Extreme to participate in a $35 billion market. Applications such as IP Telephony, Video, Triple Play services and security continue to drive the need for more bandwidth and more control over that allocation of that bandwidth. Ethernet, which has been the logical choice for Enterprise connectivity, and is now increasingly becoming the logical and cost effective choice for many carrier applications as well.

Maintaining our history of innovation, we continue to enhance our solutions for the Carrier market with new technology. In particular I want to highlight our efforts in Provider Backbone Transport, or PB-TE. This technology was initially seen as a contender within the growing Carrier Ethernet marketplace. Now, however, Provider Backbone Transport is being recognized as a strategic platform by carriers of all sizes around the world. It delivers the flexibility and performance of circuit switched technologies at Ethernet switch price economics.

Within the broad Ethernet market, an increasing number of applications require sophisticated network implementations. Whether it is a carrier who wants to deliver new triple play services at an affordable price or a customer with an application that requires state of the art latency, bandwidth, and multicast capabilities, we have positioned Extreme to enable and simplify the deployment of sophisticated Ethernet networks. This has been and will continue to be the central mission for our organization.

Looking at our customers and markets, we continue to demonstrate solid traction in both the Enterprise and the Metro Carrier Service Provider verticals. The unique and differentiated features of a single scalable architecture, one operating environment from Edge to Core, and our ability to deliver state of the art Insight and Control, enable better TCO and allow us to win new and larger accounts.

In Healthcare, we continue to work with the Hong Kong Hospital Authority again this quarter. Extreme has been building out numerous hospitals in the region over a multi-year period. Our core to edge solutions provide this customer reliable, secure and high performance networks that support the entire range of medical applications.

In Education, Extreme is providing a superior network experience to the Baltimore Public School District. This represents a great win where we are delivering a robust network that supports more than 100,000 students and staff across 169 facilities. The result is a highly available network featuring our Summit X450 switches, allowing the Baltimore Public School District to take their educational experience well into the future.

We also recorded a number of wins in the Government segment. We recently completed a network with the Texas Public Utilities Commission, where Extreme provides a wired and wireless network solution with integrated NAC security, the Sentriant AG. This provides host integrity checking of devices as they enter the network, giving the Texas PUC the flexibility to host visitors on their wireless portion of the network by first health-checking the devices to ensure that they meet the organization’s access policies.

In the Metro market, T-2 of Slovenia continued to build and support its Metro network with Extreme, providing Triple Play services to residential customers. T-2 leverages our powerful combination of BlackDiamond and Summit solutions from core to the edge for voice, video and Internet.

In South America, Grupo Atento, a leading services company and part of service provider Telefonica, has selected convergence solutions from Extreme Networks and our partner Avaya for its Call Center operations in the countries of Chile, Brazil and Argentina. To enhance its customer support capabilities and growth, Grupo Atento has built a network featuring the BlackDiamond 8800 core switch and Summit X250 edge switches, which provide the foundation for full-featured and cost saving IP telephony.

We gained select deals within the Energy and Manufacturing segments. In Europe, we completed a tremendous win with ENEL SPA, Italy’s largest power company and Europe’s second-largest utility for installed energy capacity, serving almost 50 million power and gas customers. Extreme was selected to serve their data center and convergence needs, along with our partner, Nokia Siemens Networks. Our BlackDiamond 8800 and Summit X450 switches combine to deliver a converged network with the bandwidth capacity, availability and resiliency that allows for the smooth support of IP communications and the company’s growth.

In the manufacturing arena, we are excited to have gained a major win in Japan with a Premier Auto Manufacturer. Extreme is helping them to establish a state-of-the-art network that will underpin a new research and technical center, where switching performance, availability and our simplified network management and operation is essential.

Business with our strategic partners – Avaya, Ericsson, Nokia Siemens Networks, and Siemens Enterprise – continues to be strong. We continue to foster these partnerships as a major part of our go-to-market strategy. In particular, and as an example of our continued strategic relationship with Avaya, I want to point you to an announcement that Avaya has made just today where Extreme Networks has been chosen by Avaya to be its preferred Ethernet switch partner as customers look to upgrade from Avaya’s current Cajun line of Ethernet switches.

Turning to products: Last quarter I told you about the launch of the X150. This switch was specifically designed to enable the deployment of our successful XOS Operating System in a cost effective enterprise edge product starting at a list price of under $1000. Extreme can provide the entire solution, based upon one operating system, with one common set of products which are easier than the competition to architect, deploy, optimize and manage. During the quarter the X150 began its ramp and it allowed us to effectively compete for business that we would not have been able to reach without it. Furthermore it also strengthened the value proposition to our customers and we believe will enable us to increase sales of many of our larger products.

We continued to invest solidly in R&D this past quarter and have a strong pipeline of new products which will become available during the next 2 quarters.

We expect this calendar year to be one of the busiest in our company’s history for new product introductions.

The Sales and Marketing team executed well again this quarter. The Americas was the real standout again, with revenue up 25% year-over-year. Product revenues increased 36% from last year. Our channel model continues to gain traction in the U.S., the transaction size is increasing, and we continue to hire great people. Whether it is a system integrator looking for a great networking solution as part of a larger project or an Avaya Business partner driving a large IP Telephony or convergence project, our channel partners are a strategic part of our growth plan. Revenue is up faster than the market, the enterprise business is strong, there are more big deals and the team is executing.

In EMEA execution improved significantly with revenue up more than 15% sequentially and returning to last year’s levels. As I mentioned last quarter, our past success in EMEA was partly due to a solid expansion strategy in new countries, particularly in Eastern Europe. I also mentioned that going forward we would continue to capitalize in the emerging regions of Eastern Europe, while also increasing focus on the larger, more traditional western markets. To realize this we made some changes to the structure of our European Sales regions. Among them we separated Germany from Eastern Europe and hired senior sales management to lead each of the organizations. We see the opportunities and we are staffing to get them.

AsiaPac was marginally down sequentially after having delivered a 35% sequential increase the previous quarter. That said, APAC outside of Japan continues to be our most cost conscious Geography. There is a lot of business to be had, and we focus on those segments and customers where we can deliver profitable value to our customers.

In the area of Services, the maintenance revenue stream from our support contracts declined year-over-year, mostly due to the end of life of certain contracts. While these factors have negatively impacted our Services financials in the short term, our focus continues to be on meeting the needs of our customers with new and evolving offers and grow this piece of our business.

In all, chosen verticals are doing well and profits are growing.

I’ll let Karen give you the details on the financials. However, I do want to highlight that our work to bring real discipline to our supply chain is continuing to pay off with Product Gross Margins reaching 60% this past quarter. While the Gross margin percentage will continue to bounce around somewhat quarter-to-quarter due to the discounts of particular business and the cost of particular components, in general we have been able to more effectively manage product costs and price discounts.

With that I would like to turn it over to Karen. She will speak in more detail about our financial results. Karen?

Karen Rogge:	Thanks, Paul. We’re pleased with Extreme’s financial results including revenue, gross margin, and earnings per share. Starting with revenue, total revenue was $92.5 million, an increase of 7% over the year ago quarter and 4% over last quarter. This is the Company’s highest revenue performance in the last eight quarters. Product revenues totaled $77.4 million, up 9% from the year ago quarter. Our product book-to-bill was above 1 for the quarter. Service revenues were $15.1 million, down 4% from the year ago quarter and up slightly from the prior quarter. The decrease in service revenues from the year ago was primarily due to the completion of maintenance contracts amortized over five years, and our transition from mandatory to elective support contract renewals.

Taking a look at sales by the markets we serve, the percent of enterprise to service provider sales for the quarter was 81% and 19%, respectively. This ratio for service provider sales has ranged from 26% to 18% over the last four quarters and this quarter is within our historic range.

I will now briefly update you on our product revenue metrics. The ratio of stackable and modular product sales was 62% and 38%, respectively, and comparable to the prior quarter. Bookings for POE ports increased sequentially and grew 23% from the year ago quarter. We expect POE ports to continue to grow based on the demand for IP telephony.

Looking at revenues on a geographic basis, U.S. revenue was up 28% year-over-year and flat sequentially to $40.4 million. For the first half the U.S. revenues were up 23% above year ago results due to increased customer demand for our products, and we recorded revenue on some large transactions during the first half. EMEA revenue, which includes our European operations in the Middle East, Africa, and South America, was $35.7 million, up 15% sequentially and down 2% from the year ago quarter. Growth in the quarter was spread across the geography with five out of seven regions delivering sequential growth, and we recorded revenue on some large transactions during the quarter.

Revenue in Asia Pacific, which includes Japan, was $16.3 million, down 1% from the prior quarter and 9% from the year ago quarter. As Paul mentioned, Asia is a cost conscious geography, and we continue to focus on those segments where we can deliver profitable value to our customers. Revenues in other geographies, primarily North America outside of the U.S. $0.1 million for the quarter, $0.9 million in the prior quarter, and $1 million in the year ago quarter.

Now I would like to comment on trends affecting our gross margins, excluding the effect of stock-based compensation. Please note that we have included in our press release a reconciliation of GAAP to non-GAAP financials. Total Non-GAAP gross margin as a percentage of sales was 57.5%, up 210 basis points from the prior quarter and up 360 basis points from the year ago quarter. This is the highest gross margin percent in the last 5 years.

Product non-GAAP gross margin as a percent of revenue was 60.1%, up 480 basis points from the year ago quarter and 210 basis points from the prior quarter. The increase in gross margin from the year ago quarter was primarily due to the mix of new higher margin products, continued reductions in warranty charges due to improved product quality, a reduction in excess and obsolescence inventory, as well as a nonrecurring rebate for material purchases.

Service non-GAAP gross margin as a percent of revenue was 44.1%, up 190 basis points from the prior quarter due to an increase in service revenue and a reduction in operating costs. In comparison to the year ago quarter gross margins were down 330 basis points due to lower revenue. Our non-GAAP operating expenses, which excludes stock-based compensation, were $49.6 million, up 6% from the prior quarter and 8% from the year ago quarter. The increase in operating expenses from the prior quarter is primarily due to increased intellectual property litigation, an increase in accounts receivable general reserves due to the timing of shipments late in the quarter, and increased professional services. Litigation charges for the quarter were $1.9 million, up $1.1 million from the prior quarter. In comparison to the year ago quarter, non-GAAP operating expenses in aggregate were up slightly, with intellectual property litigation charges up $1.6 million over the year ago quarter.

Overall we continue to expect our non-GAAP operating expenses excluding litigation to be in the range of $45 million to $48 million per quarter over the fiscal year. Other income was $2.6 million and primarily includes interest on our investment portfolio. Non-GAAP net income was $5.5 million or $0.05 per diluted share and up from $0.02 in the year ago quarter. Note this excludes $1.4 million in stock-based compensation charges. Total shares used to calculate non-GAAP diluted EPS were 115.7 million, and total shares outstanding were 114.5 million.

Now moving to the balance sheet, during the quarter we generated $2 million in cash from operations and $1 million in proceeds from employee stock option exercises. Total of cash, cash equivalents, and investments were $226.3 million, an increase of $1.6 million compared to the prior quarter. Accounts receivable was $30 million, up $3.4 million due to the timing of shipments in the quarter. Day sales outstanding were 29 days at quarter end, an increase of two days sequentially. Total inventory for Q2 was $22.3 million, a decrease of $2.9 million from the prior quarter. Inventory turns were 6 for the quarter, down slightly from the prior quarter. Total deferred revenue was $43.7 million and up $0.8 million from the prior quarter of $42.9 million. Deferred product revenue was $3.1 million, up $1 million from the prior quarter, and deferred service revenue was $39.5 million and flat with the prior quarter.

In conclusion, we’re pleased with the Company’s performance for the quarter. We’ve continued to improve our year-over-year revenue, gross margin, and earnings per share performance at a measured pace over the past four quarters.

With that, I will now turn it back over to Paul.

Paul Hooper:	Thank you, Karen. This concludes our prepared remarks and we’re now ready to take your questions.

Operator:	Thank you sir. Ladies and gentlemen, we will now begin the question and answer session. If you have a question please the star followed by the one on your push-button phone. If you would like to withdraw your question, press the star followed by the two. If you are using a speaker phone, please lift the handset before making your selection. One moment please for our first question.

Our first question comes from Rich Church with Collins Stewart. Please go ahead.

Rich Church:	Thanks and good afternoon. Nice quarter. Could you guys talk a little bit about what’s happening with the economic trends you’re seeing? Obviously you didn’t see any impact on the quarter, but I am just curious if you’re seeing any type of slowdown or what you’re hearing from your customers, and if there is any sort of change as we’re going into the March quarter?

Karen Rogge:	Hi, Rich. This is Karen. Thanks a lot for the comment on the quarter. Yes, in terms of the economic trends and what we’re seeing, we haven’t seen much of an impact at the moment. I think we maintain cautious optimism. We recently had our field in. We’ve gone through the pipeline bottom’s up, and we’re looking at the economy and seeing the next quarter pretty much consistent I would say with where we felt this quarter was. We’ve seen some slideouts, but we’re remaining cautious with what we’re hearing in the economic cycle accordingly and seeing where it is trending. Paul, do you want to add a few comments to?

Paul Hooper:	So of course the economy would have the potential to impact our business, but that’s — based on what we’ve experienced to date, we’ve not seen any slowdown in spending. That’s not to say it can’t or won’t happen, but based on what we’ve experienced through nearly a full month of the current quarter we’re in, we’ve not seen any sign of a slowdown.

Rich Church:	Excellent. So Karen, your comment about this quarter looking similar to the December quarter, is that — should we read that as — expect the revenue to be about the same as--?

Karen Rogge:	I would not read that in terms of guidance, as we’ve not given guidance for the Company. In terms of looking at the recessionary impact, I think as Paul commented, the economy always has potential to impact our business, but in what we’re seeing we’re seeing buildings being built.

Paul Hooper:	We’re seeing no indicators at this stage of a slowdown.

Karen Rogge:	Right.

Rich Church:	Excellent. Could you comment on the likelihood or potential for a stock buyback?

Karen Rogge:	The stock buyback is always a question that has come up on the last few calls and the Board looks at the question of stock buybacks on a regular basis. The Company has in the past actually done a stock buyback. There was a $50 million authorization about a year or so ago, and as the Board looks at it, it takes a look at what the Company’s needs are in terms of its capital market strategy both in terms of what we’re looking at for operating cash, what the opportunities might be for other uses of that cash, M&A, any potential recessionary impacts, and that’s something that is for the Board to decide. So what I can comment on, Rich, is that we continue to keep that in front of the Board.

Rich Church:	Great. Thank you very much.

Operator:	Our next question comes from Manny Recarey with Kaufman Brothers. Please go ahead.

Manny Recarey:	Thanks. Good afternoon and congratulations on the quarter.

Karen Rogge:	Thanks, Manny.

Manny Recarey:	A couple of questions. Can you just repeat your comments on litigation expense? How much was it in the quarter?

Karen Rogge:	Let me go back here just a second.

Manny Recarey:	Sorry about that. I missed it.

Karen Rogge:	Okay. So litigation expenses for the quarter in total were $1.9 million.

Manny Recarey:	Great. The gross margin on the product side was quite impressive. How sustainable is that at the 60% level? I think that’s certainly above the — I think the target that the Extreme has kind of looked at, so have we reached a new level or is there anything particular in the quarter that caused the gross margin?

Karen Rogge:	Let me make a few comments on gross margin. We were very pleased with those gross margins at 60%. We’ve not formally put out a target, but in looking at our gross margins and the sustainability, the biggest thing that’s impacting our gross margins are going to be the product mix for the quarter, and any potential discounting in terms of the competitive nature of some of the larger deals. Going forward those are the two components that are going to affect it.

In terms of the items that I mentioned being recurring, we have certainly seen progress in terms of our warranty trending down, so that will be a recurring favorable impact on gross margin as well as excess and obsolescence. In terms of the rebate that we saw, that was a one-time nonrecurring event. I would say they would tend to bounce around from quarter to quarter again depending upon product mix, and the competitive nature of the larger deals that might be coming through the quarter. Overall we’re pleased to see that those are trending up quarter over quarter or year-over-year.

Paul Hooper:	And part of it — this is due to a tighter execution and tighter management around supply chains, so we’re delighted to see the gross margin number come in where it did.

Manny Recarey:	Okay. How much was the rebate in the quarter? Did you—?

Karen Rogge:	It’s about $600K.

Manny Recarey:	$600K, Okay. And then the last question is if you can give a little bit more color on kind of the progress in EMEA on turning that around? You had some nice sequential increase in revenue there, so just kind of any further color on that would be appreciated. Thanks.

Karen Rogge:	I think what’s happened in EMEA is that we’re beginning to put the pieces in place to fix EMEA. We’re certainly pleased with the performance this quarter, and as Mark has mentioned in the past, we’ve put new management into EMEA that came on board with the beginning of our fiscal year, a very seasoned sales manager, and he has now had the ability to look at the region and make some adjustments. So most recently we’ve reorganized, splitting off the more traditional portion of Germany, the German speaking countries into one region separate from Eastern region and hired senior staff to go after the opportunities that we’ve seen there. In the past the Company’s growth in Europe had come from some of the emerging portions of Europe, and as Mark has mentioned in the past, we’re focusing on also getting that growth in what we would call the more traditional Western markets of Europe, and so we’re staffing to focus on those.

Manny Recarey:	Okay. Great. Thank you.

Karen Rogge:	Thanks. Next question.

Operator:	Our next question comes from Sam Wilson with JMP Securities. Please go ahead.

Doug Ireland:	Thank you. This is Doug Ireland for Sam Wilson. I wanted to know if you’re expecting the service revenue to continue to atrophy or if you’re looking for that to improve over the coming year?

Karen Rogge:	Hi, Doug. Thanks for the call. In terms of service revenue we’re certainly seeing a shift for that business, and what was happening in the service side of the house is that we had some long-term contracts, lifetime service contracts that were amortized over five years that have now — are phasing out in the process, and we’re also moving from what I would call a mandatory renewal to an elective annual renewal. So there is certainly some transition that we’re going through there in terms of the services business. So I would say that’s not something that we expect to see trending up over night. We’re focused on it as we move through our product mix as well between some of our older to the newer products, and understanding that renewal cycle. We’re also focusing on building the more value-added portion of services which we’ve hired in the last few quarters a VP of services and support who reports directly to Mark that is not only looking at growth in the traditional maintenance services but also in the professional services and training area. So we tend to look at that as an investment for us over a period of time to build growth in that business. Next question.

Doug Ireland:	Thank you.

Operator:	Ladies and gentlemen I’d like to remind you that if you do have a question, please press the star followed by the one. If you’re using a speaker phone, please lift the handset before pressing the numbers. Our next question comes from Cameron Cooke with Janco Partners. Please go ahead. Cameron Cooke with Janco Partners, your line is open.

Cameron Cooke:	Sorry about that. I was wondering if the acquisition of Worldwide Packets has any impact at all on you guys, how that might change the market for you guys?

Paul Hooper:	So we do watch the market. We do watch market trends, and we do watch transactions, M&A activity in our space. At the moment we don’t foresee any change to our business model around that space, not particularly significant, and so we’ll continue to watch, but at the moment we don’t see anything, Cameron.

Cameron Cooke:	Who do you guys go up against the most on the X-150 product? Who do you guys see there the most?

Paul Hooper:	We see a variety of competition. The justification behind the launch of the X-150 was to allow to us compete in a market space until then we hadn’t competed in, so we’re now entering this space very successfully and we’re finding ourselves competing very well against Cisco and against HP and against other vendors in that kind of very price sensitive market space. But we bring the value of a single operating system and one common architecture from the sub $1,000 price point which is the X-150 all the way through to our highest end 10-K products. To answer your question very specifically, HP and Cisco are two that we commonly see, but we’re seeing great success in that space with the products.

Cameron Cooke:	Thank you.

Paul Hooper:	Thanks for the question.

Operator:	Our final question comes from Andrew Newinski with Piper Jaffray.

Andrew Newinski:	Good afternoon. Thanks for taking my question today. I just wanted to — I wondered if you could give any color on the announcement today with the Avaya and the Ethernet switches. I’m just wondering how big is that opportunity for you guys?

Paul Hooper:	We’re delighted to see that announcement come out this morning, and we have been working with Avaya for many years as you know, and with Avaya transitioning from away from its Cajun switch line and selecting Extreme as the vendor of choice, it represents a huge opportunity for us. We haven’t specifically monetized that opportunity quite yet, but what it does mean is it’s solid validation from one of the leaders of convergence in the industry that the Extreme platform is the right one to go with. We are delighted to see it. We’re delighted to work with Avaya and we continue to leverage this as an opportunity going forward. We’re running ahead right now and we have plans already underway and execution underway to communicate this throughout our complete force and take this to market. So we thank Avaya for that opportunity and thank you for the question.

Andrew Newinski:	Just one more quick one. Do you guys provide the percentage of XOS based products that you did this quarter?

Karen Rogge:	No. We discontinued reporting that over the last quarter. It had gone over 60% some odd so we were no longer going to track that metric.

Andrew Newinski:	Got it. Thanks.

Operator:	This does conclude our question and answer session. I would like to turn the call back over to management for their concluding remarks.

Paul Hooper:	Thank you, operator. Thank you all for joining us this afternoon. I want to thank all of our employees for a successful quarter. We’ve made a lot of good progress at Extreme, and we positioned ourselves for even better things to come and look forward to speaking with you all again at our next conference call. Thank you.

Operator:	Ladies and gentlemen, this does conclude the Extreme Networks 2008 second quarter conference call. A replay of this call will be available at 800-405-2236 or internationally at 303-590-3000. The pass code is 11106183. Once again the dial-in numbers are 800-405-2236 or internationally at 303-590-3000. The pass code is 11106183. You may now disconnect, and we thank you for using ACT conferencing.